Exhibit 23.3

December 18, 2025

To Whom it may concern,

We, DiPiazza LaRocca Heeter & Co., LLC, performed a financial statement audit of CTT Pharmaceutical Holdings, Inc. (CTT) for the years ended December 31, 2023 and 2022, and issued a report with our opinion regarding said financial statements. It is now our understanding that the financial statements (including our report) will be included in the S-1 filing of CTT. We at DiPiazza LaRocca Heeter & Co., LLC grant permission to the management of CTT Pharmaceutical Holdings, Inc., if any is required, to include our report on the financial statements listed above in the S-1 filing.

Please contact our office for any questions regarding our opinion on the financial statements of CTT Pharmaceutical Holdings, Inc.

Thank you,

/s/ Matt D. Stewart

Matt Stewart, CPA

Audit Chairman and Member

DiPiazza LaRocca Heeter & CO., LLC

205-871-2391

mstewart@DLHCPA.com